Cominco Ltd./ 200 Burrard Street / Vancouver, B.C. / Canada V6C 3L7
Tel: (604) 682-0611 / Fax (604) 685-3019



VIA FAX


June 10, 1998



Teck Corporation
700 - 200 Burrard Street
Vancouver, B.C.
V6C 3L9

Attention: Mr. Fred Daley


Minco Mining and Metals Corporation
1870 - 401 West Georgia Street
Vancouver, B.C.
V6B 5A1

Attention: Mr. Peter Tsaparas


Dear Sirs:

Re:     White Silver Mountain Property

This letter will confirm the agreement which we reached at our meeting yesterday.

As we understand it, Minco has entered into a joint venture with Baiyin Nonferrous Metals Company ("Baiyin") under which Minco may acquire an 80% interest in the White Silver Mountain Property (the "Property"). The Property is an early stage exploration property which has not had a preliminary feasibility study prepared as yet. Teck and Minco have entered into an arrangement under which Teck may acquire from Minco a majority interest in the Property by taking up a private placement offering, comprised of shares and warrants, of Minco and, on an optional basis, completing a preliminary feasibility study and final feasibility study for the Property. Minco will use the proceeds from the select shares under the offering, i.e. $750,000, for exploration of the Property. Cominco has indicated it does not wish to participate in the private placement but did wish to retain a right to acquire an interest in the Property.

Following our discussions yesterday, it was agreed as follows:

1. Cominco consents to but will not participate in the taking up of the private placement in Minco.

2. Subject to Teck completing its acquisition of an interest in the Property, Cominco will have the right to elect, upon notice of Teck and Minco, at any time prior to the 30th day after the meeting at which Teck has delivered to and reviewed with Cominco the Preliminary Feasibility Report for the Property, to acquire an interest in the Property. If Cominco elects to acquire an interest, it shall be committed to incurring as the next expenditures on the Property an amount which is equal to 1.5 times the expenditures incurred by Teck on the Property from the date of this Agreement until the date of Cominco's election and making a cash payment to Minco of $1,125,000 promptly on closing of a project financing for the construction of a mine on the Property. Upon Cominco completing the earn-in, Cominco will have acquired a portion of Teck's and Minco's interest and the percentage interest which the parties will then hold in the Property will be as follows: Teck: 41%; Cominco: 20%; Minco: 19%; and
     Baiyin: 20%.

3. If Baiyin does not fund its prorate share of costs and takes dilution as contemplated in the joint venture agreement entered into between Minco and Baiyin, the interest which becomes available shall be allocated solely to Teck and Cominco and as between them the first five percentage points will be allocated solely to Cominco and the balance allocated equally as between Cominco and Teck.

Please indicate your agreement to the above terms by signing and returning the enclosed copy of this letter. We look forward to receiving from you and Teck a draft of the formal agreement in due course.

Yours truly,
                                            AGREED
                                            Minco Mining and Metals Corporation
/s/   Jon A. Collins

Jon A. Collins                              By:   /s/
General Manager,
International Exploration
                                            Teck Corporation

JAC/slb
                                            By:   /s/
Encl.